UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GRAHAM HOLDINGS COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1300 NORTH 17TH STREET | ARLINGTON, VA 22209 | (703) 345-6300

March 26, 2024

TO OUR SHAREHOLDERS:

You are cordially invited to the 2024 Annual Meeting of Shareholders of Graham Holdings Company (the “Company”) which will be held at The Hamilton, 600 14th Street, N.W., Washington, D.C. 20005, on Tuesday, May 7, 2024, at 8:30 a.m., Eastern Daylight Time.

At the Company’s 2024 Annual Meeting of Shareholders (the “Meeting”), there will be a report on the Company’s activities and Directors will be elected for the ensuing year. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation awarded to the Company’s named executive officers for 2023.

To reduce costs and the environmental impact of the Meeting, we have elected to provide access to our Proxy materials online under the U.S. Securities and Exchange Commission’s “notice and access” rules. It is important that your shares are represented at the Meeting. You may cast your vote online or by telephone, or if you requested to receive printed Proxy materials, by mailing a Proxy or voting direction card. If you plan to attend the Meeting in person, kindly so indicate in the space provided on the Proxy. Please review the instructions on each of your voting options described in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials that you received in the mail.

Sincerely yours,

ANNE M. MULCAHY

Chair

GRAHAM HOLDINGS COMPANY

Notice of Annual Meeting of Shareholders — May 7, 2024

The 2024 Annual Meeting of Shareholders of Graham Holdings Company will be held at The Hamilton, 600 14th Street, N.W., Washington, D.C. 20005, on Tuesday, May 7, 2024, at 8:30 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	For the Class A Shareholders, on an advisory basis, to vote on whether to approve the compensation awarded to the named executive officers of the Company for 2023.

3.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 13, 2024, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

To reduce costs and the environmental impact of the Meeting, we have elected to provide access to our Proxy materials online under the U.S. Securities and Exchange Commission’s “notice and access” rules. It is important that your shares are represented at the Meeting. You may cast your vote online or by telephone, or if you requested to receive printed Proxy materials, by mailing a Proxy or voting direction card. If you plan to attend the Meeting in person, kindly so indicate in the space provided on the Proxy. Please review the instructions on each of your voting options described in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials that you received in the mail. You may revoke your Proxy at any time before it has been voted at the Meeting. You may vote in person at the Meeting even if you returned a Proxy, provided that you first revoke your previously voted Proxy.

By Order of the Board of Directors,

NICOLE M. MADDREY

Secretary

March 26, 2024

Arlington, VA

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 7, 2024. This Proxy Statement and the Annual Report to Shareholders are available at www.ghco.com/2024-annual-meeting-shareholders.

GRAHAM HOLDINGS COMPANY

1300 North 17th Street, Suite 1700, Arlington, VA 22209

March 26, 2024

This Proxy Statement contains information relating to the 2024 Annual Meeting of Shareholders of Graham Holdings Company to be held at The Hamilton, 600 14th Street, N.W., Washington, D.C. 20005, on Tuesday, May 7, 2024, at 8:30 a.m., Eastern Daylight Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2024 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 26, 2024. The Board of Directors of the Company is making this Proxy solicitation.

QUESTIONS AND ANSWERS

Q: What am I voting on?

A: You are voting on the election of Directors for a term of one year. A Board of nine Directors is to be elected, six by the holders of Class A Common Stock, voting separately as a class, and three by the holders of Class B Common Stock, voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director and you have submitted a Proxy, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

If you are a holder of Class A Common Stock, you are also voting on whether to approve the compensation awarded to the Company’s named executive officers for 2023. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), this vote is advisory in nature and non-binding.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q: What are the voting recommendations of the Board?

A: The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board also recommends voting for the approval of the compensation awarded to the Company’s named executive officers for 2023.

Q: Will any other matters be voted on?

A: We are not aware of any matters to be voted on other than the election of Directors and the Class A Shareholder advisory vote on compensation awarded to the Company’s named executive officers for 2023. If any other matter is properly brought before the Meeting and you have submitted a Proxy, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote for you at their discretion.

Q: How do I vote?

A: There are four ways to vote:

•

By internet. For shares registered on the books of the Company via Computershare, go to www.envisionreports.com/ GHC to vote. For shares held through your bank or brokerage account, please see the instructions on the Notice of Internet Availability of Proxy Materials for the website to vote your shares. We encourage you to vote this way;

•	By toll-free telephone at 1-800-652-8683;
•	By completing and mailing your Proxy card if you received a printed copy of the Proxy materials; or
•	By written ballot at the Meeting.

If you vote by internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Time, on the day before the Annual Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder (other than as a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account) and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote your shares in favor of the applicable nominated Directors. If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, please see the Question below, “How do I vote if I participate in one of the Company’s 401(k) plans?” Please note that for participants in these plans, your voting direction must be received no later than 11:00 p.m., Eastern Daylight Time, on May 2, 2024, which is earlier than the time at which votes must be received for shares held outside of these plans.

If you are a Class A Shareholder and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and for approval of the compensation awarded to the Company’s named executive officers for 2023.

Q: How do I vote if I participate in one of the Company’s 401(k) plans?

A: As a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, you can direct the Plan Trustee on how to vote Graham Holdings Company Class B Common Stock allocated to your account(s) on a Proxy voting direction card, electronically through the internet or by telephone. These plans are the Savings Plan for Graham Holdings Company, the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees and the 401(k) Savings Plan for GHC Affiliates (the “Plan(s)”). Vanguard Fiduciary Trust Company serves as the trustee (the “Plan Trustee”) with respect to the Class B Common Stock allocated to accounts in the Plans. If you do not provide timely direction to the Plan Trustee or if you submit a Proxy voting direction card and do not indicate your voting preferences, shares allocated to your account(s) will be voted by the Plan Trustee in the same proportion to those shares allocated to accounts of participants for which timely direction was received, unless contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Plan participants may join the Annual Meeting, but may not vote Plan shares at the Annual Meeting. If you wish to vote, whether you plan to join the Annual Meeting or not, you should direct the Plan Trustee how you wish to vote your Plan shares no later than 11:00 p.m., Eastern Daylight Time, on May 2, 2024.

Q: Who can vote?

A: You can vote if you were a shareholder of record as of the close of business on March 13, 2024 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by Proxy, including whether telephonic or internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

Both Class A Shareholders and Class B Shareholders are entitled to vote on Proposal 1: Election of Directors. In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 2: Advisory Vote to Approve 2023 Compensation Awarded to Named Executive Officers.

If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, you will be eligible to vote Class B Common Stock allocated to your account on Proposal 1: Election of Directors.

Q: Can I change my vote?

A: Yes. You can change your vote or revoke your Proxy at any time before the Meeting:

•	By entering a new vote by internet or telephone;
•	By returning a later-dated Proxy card; or
•	By voting in person at the Meeting, provided you first revoke your previously voted Proxy.

If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock and wish to change your vote or revoke your Proxy, you must do so no later than 11:00 p.m., Eastern Daylight Time, on May 2, 2024, by instructing the Plan Trustee in a manner described in the Question “How do I vote if I participate in one of the Company’s 401(k) plans?” above.

Q: What vote is required to approve a proposal?

A: Directors will be elected by a plurality of the votes cast at the Meeting. This means that the six Class A Shareholder nominees receiving the highest number of votes cast and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting.

While Proposal 2 to approve the 2023 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the favorable vote of a majority of the Class A Shareholders present or represented at the Meeting.

Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with Proposal 2. Broker non-votes will have no impact on the voting results for any of the proposals presented at the Meeting, and abstentions will have the effect of a vote against Proposal 2 to approve the 2023 compensation awarded to the Company’s named executive officers. For participants in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, if no timely voting direction is received or if the Proxy voting direction card is returned unsigned or if you submit a Proxy voting direction card and do not indicate your voting preferences, the Plan Trustee will vote the shares allocated to the accounts in the same proportion to those shares allocated to accounts of participants for which timely direction was received, unless contrary to ERISA.

Q: Who will count the vote?

A: Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q: Who can attend the Meeting?

A: All shareholders of record as of the close of business on March 13, 2024, can attend.

Q: What do I need to do to attend the Meeting?

A: To attend the Meeting, please follow these instructions:

•	If you vote by using the Proxy card, check the appropriate box on the card.
•	If you vote by internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting. Participants in the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock may attend the Meeting, but may not vote Plan shares at the Meeting and should instead rely on the procedures described in the Question “How do I vote if I participate in one of the Company’s 401(k) plans?” above.

Q: Can I bring a guest?

A: No. The Meeting is for shareholders only.

Q: What is the quorum requirement of the Meeting?

A: A majority of the outstanding shares on March 13, 2024, constitutes a quorum for voting at the Annual Meeting, except that (i) for purposes of the election of six Directors by the holders of Class A Common Stock (Proposal 1) and the advisory vote on whether to approve the compensation awarded to the named executive officers of the Company in 2023 (Proposal 2), a quorum requires a majority of the outstanding shares of Class A Common Stock on March 13, 2024, and (ii) for purposes of the election of three Directors by the holders of Class B Common Stock (Proposal 1), a quorum requires a majority of the outstanding shares of Class B Common Stock on March 13, 2024. If you vote, your shares will be part of the quorum. All Class B Common Stock allocated to the accounts of participants in one of the Company’s 401(k) plans will be voted and will be counted in determining a quorum, unless contrary to ERISA. Abstentions will be counted in determining the quorum. On March 13, 2024, there were 964,001 shares of Class A Common Stock and 3,493,008 shares of Class B Common Stock, in each case, outstanding and entitled to vote.

Q: Who is soliciting Proxies?

A: Solicitation of Proxies is being made by the Company’s management through the mail, at the Meeting, on the internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses.

Q: When are the shareholder proposals due for the Company’s 2025 Annual Meeting of Shareholders?

A: Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the SEC’s proxy rules, must be in writing, received by November 26, 2024, and addressed to the Secretary of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209. Shareholder proposals submitted by shareholders entitled to vote in such matters and submitted outside the processes of Rule 14a-8 of the Exchange Act must be submitted no later than February 9, 2025, to be considered a timely submission.

Holders of Class B Common Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Common Stock have not been, and will not be, included in the Company’s Proxy materials for the 2025 Annual Meeting of Shareholders.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 8, 2025.

Q: What other information about Graham Holdings Company is available?

A: The following information is available:

•

The Company maintains on its website, www.ghco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, the Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•

In addition, printed copies of the Annual Report on Form 10-K and the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, the Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter and the Compensation Committee Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Q: Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to Proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders. The notice provides instructions for accessing this Proxy Statement and our 2023 Annual Report at www.envisionreports.com/GHC. The notice also explains how shareholders may request printed Proxy materials for this or future annual meetings.

Q: What is householding?

A: Beneficial holders who share a single address may receive only one copy of the notice or the Proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. This is known as householding. If any beneficial holder sharing a single address wishes to discontinue householding and/or receive a separate copy of the notice or the Proxy materials, as the case may be, or wishes to enroll in householding, they should contact their broker, bank or other nominee directly. Alternatively, if any such beneficial holder wishes to receive a separate copy of the Proxy materials, we will deliver them promptly upon written request addressed to the Secretary of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors), both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified holding company whose operations include: education; television broadcasting; online, print and local TV news; manufacturing; home health and hospice care; automotive dealerships; and other businesses including a consumer internet company that builds creator-driven brands in lifestyle and home and art design categories, restaurants, a custom framing service company, a marketing solutions provider, and a customer data and analytics software company. The Company serves customers in a rapidly evolving, highly regulated, competitive and technologically advanced environment. The Directors’ expertise and experience encompass the areas of education, media, technology, marketing, international business and finance, journalism, law, government and public policy. All of the Directors have held senior positions as leaders of government, complex organizations (both for-profit and non-profit), and law firms and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, diversity, equity, and inclusion initiatives, and compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and as partners in law firms, and many have served as members of audit, compensation and governance committees at such companies or institutions, as well as at the Company. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of each of the Director nominees.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Thomas S. Gayner

Mr. Gayner, age 62, has served as Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, VA, since January 2023 and prior to that was Co-Chief Executive Officer from January 2016 through 2022. Prior to that, he served as President and Chief Investment Officer of Markel Corporation since May 2010. Mr. Gayner has served as a Director of the Company since January 2007. He is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he served as a Director of Markel Corporation from 1998 to 2003 and since 2016. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of The Coca-Cola Company and the Davis Series Mutual Funds. He also serves as a member of the Investment Advisory Committee of the Virginia Retirement System. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Donald E. Graham

Mr. Graham, age 78, is Chairman Emeritus of the Company. He served as Chairman of the Board of the Company from September 1993 until May 2023, and served as Chief Executive Officer from May 1991 until November 2015. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post newspaper for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is a member of the Finance and Executive Committees of the Board. By virtue of his ownership of 55.9% of the outstanding Class A Stock of the Company and additional voting rights as a trustee of a family trust, Mr. Graham effectively votes a total of 56.7% of the Class A shares. Mr. Graham was a Director of Facebook, Inc. from December 2008 until June 2015. Mr. Graham is a Trustee of the Federal City Council. He also serves as a Director of the Gates Policy Initiative and of the D.C. College Access Program, where he stepped down as Chairman of the Board in January 2015, and he is a co-founder of TheDream.US. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses. Mr. Graham is the father-in-law of Timothy J. O’Shaughnessy and an uncle of Katharine Weymouth, both of whom serve as members of the Board.

Timothy J. O’Shaughnessy

Mr. O’Shaughnessy, age 42, is President and Chief Executive Officer of Graham Holdings Company. He has served as a Director of the Company since November 2014 and is a member of the Finance and Executive Committees of the Board. Previously, he served as Chief Executive Officer of LivingSocial, which he co-founded in 2007. During his tenure, the e- commerce and marketing company grew sales to nearly $2 billion. Mr. O’Shaughnessy also worked at several media and technology companies, including AOL and Revolution Health. He is a graduate of Georgetown University and is an officer of the Federal City Council. He is married to Laura Graham O’Shaughnessy, a daughter of Donald E. Graham.

Anne M. Mulcahy

Mrs. Mulcahy, age 71, served as Chairman of the Board of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy has served as a Director of the Company since January 2008. She is Chair of the Board and Chair of the Executive and Compensation Committees. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Johnson & Johnson and LPL Financial. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 71, retired from General Motors Corporation (“GM”) in August 2009 after a 32-year career. He has served as a Director of the Company since June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of North American Operations; Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing; and President and Managing Director of General Motors do Brasil. Mr. Wagoner is Chair of the Board of Invesco Ltd., and privately held Excelitas Technologies, and a director of ChargePoint Holdings, Inc. In addition, he advises finance firms, start-ups and early-stage ventures. Mr. Wagoner is a member of the Duke University Health Systems Board of Directors and chairs the Duke Kunshan University Global Advisory Board. He is a Trustee Emeritus of Duke University and a former Board Chair, and served on the Virginia Commonwealth University Board of Visitors. He is an honorary member of the Mayor of Shanghai, China’s International Business Leaders Advisory Council. Through his leadership roles at GM and other activities, Mr. Wagoner has significant experience in general management, global business, marketing and advertising, finance, technology, procurement and management development, as well as with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 57, is the Chief Operating Officer of ShineTogether, a digital start-up in the mental health space. Ms. Weymouth has been a Director of the Company since 2010 and currently serves on the Finance Committee and the Compensation Committee of the Board. Ms. Weymouth is a niece of the Chairman Emeritus of the Board of the

Company. Ms. Weymouth served as Publisher and Chief Executive Officer of The Washington Post, the newspaper division of The Washington Post Company, from 2008 through 2014. Prior to becoming Publisher and Chief Executive Officer, Ms. Weymouth worked in various roles in the Post’s advertising department, including serving as vice president of the advertising department. She began her career as an attorney, working for four years in the legal office of The Washington Post in both print and digital after having worked for three years as a litigator at the law firm of Williams & Connolly LLP. Ms. Weymouth serves on the Board of Republic Services, Xometry, Cable One and Sequoia Mutual Fund. She serves as a Trustee of the Philip L. Graham Fund and of the Greater Washington Community Foundation.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Tony Allen

Dr. Allen, age 53, has served as the 12th President of Delaware State University, a public historically black land grant research university founded in 1891, since January 2020. Prior to becoming President, Dr. Allen served as Provost beginning in June of 2017. Dr. Allen led the Biden Presidential Inaugural Committee and served on the Advisory Board of the Biden Transition Team. Previously, Dr. Allen served as Managing Director, Corporate Reputation, at Bank of America from January 2006 until August 2017. He began his financial services career as an Executive Vice President at MBNA America. Dr. Allen is a member of the Economic and Community Advisory Council for the Federal Reserve Bank of Philadelphia, the founding President of the Metropolitan Wilmington Urban League, Principal Advisor to the James H. Gilliam Fund for Social Justice & Equity, Co-Founder of Public Allies Delaware, and Chair Emeritus of the National Urban Fellows. Dr. Allen is the recipient of numerous awards, including the Whitney M. Young Award for Advancing Racial Equality, the Excellence in Education Award given by the Delaware Barristers Association, and Lifetime Achievement Awards from the National Urban Fellows and Public Allies. Dr. Allen became a Director in February 2021. Dr. Allen brings an understanding of the higher education landscape, corporate operations and communications expertise and deep knowledge of the financial services sector to his work on the Board.

Danielle Conley

Ms. Conley, age 45, is a partner in the law firm of Latham & Watkins LLP where she advises companies, educational institutions, and other large organizations on challenging regulatory, enforcement, and internal matters that involve substantial reputational risk. Ms. Conley has served as a Director of the Company since September 2022. From January 2021 to June 2022, Ms. Conley served as Deputy Counsel to the President of the United States in the Office of the White House Counsel, where she advised the President, Vice President and other senior White House officials on legal matters pertaining to a wide array of domestic policy issues. She also worked closely with senior officials at the Department of Justice and agency general counsels on policy, regulatory matters, and litigation related to the administration’s equity agenda. From April 2017 to January 2021, Ms. Conley was a partner in the Washington, D.C. office of an international law firm where she led the firm’s anti-discrimination practice and represented multinational corporations and educational institutions in sensitive internal and government investigations and litigation matters. Prior to that, Ms. Conley served as Associate Deputy Attorney General at the United States Department of Justice, where she was a key advisor on civil rights litigation and enforcement matters. Ms. Conley’s significant experience in U.S. policy, litigation and investigatory challenges facing companies of comparable size and scope as the Company is highly valuable to the Company’s businesses which operate in highly regulated industries. Her deep experience conducting sensitive internal investigations, leading internal reviews and risk assessments on issues pertaining to racial and gender equity and counseling on best practices for developing and implementing anti-harassment compliance programs and corporate diversity, equity, and inclusion initiatives, serves to strengthen the Board’s role in risk oversight and its focus on ESG.

Christopher C. Davis

Mr. Davis, age 58, has been a Director of Graham Holdings Company since January 2006 and is a member of the Audit and Executive Committees of the Board and Chairman of the Finance Committee. Mr. Davis became lead independent Director in May 2011. Mr. Davis is Chairman of Davis Selected Advisers, L.P., an independent investment management firm founded in 1969. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, L.P. He is also a Director of The Coca- Cola Company and Berkshire Hathaway, Inc. Mr. Davis is a Director of the Hudson Highland Land Trust, The Hudson Highland Fjord Trail and a Trustee of the American Museum of Natural History, the Shelby Cullom Davis Charitable Fund and the Christopher C. Davis Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several non-profit organizations.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Board Committees

The standing committees of the Board are the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 12), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation among the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the Company’s information security and privacy program, including management of risks from cybersecurity threats; (v) the qualifications and independence of the Company’s outside auditor; (vi) the performance of the Company’s internal audit function; (vii) the outside auditor’s annual audit of the Company’s financial statements; and (viii) the preparation of certain reports required by the rules and regulations of the SEC. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Christopher C. Davis, Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. served on the Audit Committee in 2023. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has the authority to obtain advice from internal or external legal or other advisers.

The Audit Committee held seven meetings in 2023.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing and approving the compensation of the Company’s Chief Executive Officer and President and other members of senior management and the Board (including, among other elements of compensation, annual base salary, annual incentive opportunities and long-term incentive opportunities); (ii) overseeing the administration and determination of awards under the Company’s compensation plans; (iii) preparing any report on executive compensation required by the rules and regulations of the SEC; (iv) reviewing the Company’s Diversity, Equity and Inclusion (DEI) strategy and initiatives to provide oversight and advice as the Company seeks to meet its DEI goals; and (v) performing a risk assessment of the Company’s compensation plans. A current copy of the Compensation Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Anne M. Mulcahy (Chair), Katharine Weymouth and Tony Allen served on the Compensation Committee in 2023. All members of the Compensation Committee are non-employee Directors and have been determined to be “independent” within the meaning of the listing requirements of the New York Stock Exchange applicable to service on compensation committees.

The Compensation Committee held six meetings in 2023.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and dispositions of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Christopher C. Davis (Chairman), Thomas S. Gayner, Donald E. Graham, Timothy J. O’Shaughnessy and Katharine

Weymouth served on the Finance Committee in 2023.

The Finance Committee held one meeting in 2023.

Executive Committee

The Executive Committee has exercised and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Christopher C. Davis, Donald E. Graham, Anne M. Mulcahy (Chair) and Timothy J. O’Shaughnessy served on the Executive Committee in 2023.

The Executive Committee held no meetings in 2023.

Meeting Attendance

The Board held a total of five meetings in 2023. Each Director attended at least 75% of the meetings of the Board and the Committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the Meeting. In addition to the Chairman, eight Directors joined the 2023 Annual Meeting of Shareholders.

Director Compensation

During 2023, non-employee Directors received the following:

•	$180,000 in cash or a combination of cash and shares of the Company’s Class B common stock; and

•	reimbursement of out-of-pocket expenses for the meetings attended.

Each non-employee Chair of a Committee of the Board received an additional $20,000 annual retainer for such service. Members of the Audit Committee received an additional $20,000 annual retainer for such service. Employee Directors received no compensation for serving on the Board.

Under the Company’s Director Share Purchase Program, beginning July 1, 2022, Directors became eligible to elect to receive up to 50% of their quarterly Director fees in the form of fully vested shares of the Company’s Class B common stock. The Company does not otherwise provide equity-based compensation to non-employee Directors.

The total 2023 compensation of non-employee Directors is shown in the following table:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash or Stock ($)(1)	Change in Pension Value and non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tony Allen	$180,000	—	—	$180,000
Danielle Conley	180,000	—	—	180,000
Christopher C. Davis	220,000	—	—	220,000
Thomas S. Gayner	220,000	—	—	220,000
Anne M. Mulcahy	200,000	—	—	200,000
G. Richard Wagoner, Jr.	200,000	—	4,000(2)	204,000
Katharine Weymouth	180,000	—	—	180,000

(1)

Under the Director Share Purchase Program, Directors may elect to receive a portion of the quarterly fees received for service as a director in stock in lieu of cash. The number of shares of common stock awarded in 2023 to each of the Directors under the Director Share Purchase Program in respect of each calendar quarter are as follows (with grant date fair values, determined in accordance with FASB ASC Topic 718, of $609, $593, $572, and $582, respectively): Dr. Allen, 15, 15, 15 and 15; Ms. Conley 36, 37, 39, and 38 shares; Mr. Davis, 45, 46, 48, and 47 shares; Ms. Mulcahy, 41, 42, 43, and 42 shares; and Mr. Wagoner 41, 42, 43 and 42 shares.

(2)	Charitable contribution made pursuant to the Company’s matching gift program.

The Company has a voluntary Deferred Compensation Plan for Directors of the Company that was closed to new participants and new deferrals for existing participants as of December 2015. This plan provided an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan), none of which provides above-market interest. Deferred amounts are payable upon separation from service or such other future date as specified by the participant at the time of election.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given the Company’s ownership structure. Notwithstanding the fact that as a “controlled company,” the Company is not required to have a Board of Directors that comprises a majority of “independent” directors, the Board has determined that current members Tony Allen, Danielle Conley, Christopher C. Davis, Thomas S. Gayner, Anne M. Mulcahy, G. Richard Wagoner, Jr. and Katharine Weymouth (who, together, constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In reaching this conclusion, the Board considered commercial relationships with companies at which Directors or their family members served as outside directors or executive officers. These relationships involved the Company’s purchases of, and the provision of, services in the ordinary course of business that were made on arm’s-length terms under circumstances and in amounts that did not affect the relevant Directors’ independence.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Christopher C. Davis as Lead Independent Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session one time in 2023 and expect to meet in executive session in 2024 as appropriate.

Compensation Committee Interlocks and Insider Participation

Anne M. Mulcahy (Chair), Tony Allen and Katharine Weymouth served as members of the Compensation Committee in 2023. Mrs. Mulcahy and Dr. Allen have never been employees of the Company. Katharine Weymouth was employed at The Washington Post as CEO and Publisher until its sale on October 1, 2013. No executive officer of the Company serves on the compensation committee of any other entity that has, or has had, one or more of its executive officers serving on the Company’s Board of Directors.

Board Leadership Structure and Role in Risk Oversight

While as a “controlled company,” the Company is not legally required to have a majority of independent Directors, the majority of the Board, in fact, comprises independent Directors and the Chair of the Board, Anne Mulcahy, is an independent director. The Board also appoints a Lead Independent Director and Christopher C. Davis serves in this capacity. The Lead Independent Director typically chairs the executive sessions of Board meetings and consults with Mr. O’Shaughnessy and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Mr. O’Shaughnessy in reviewing key operational and other matters and to act as a liaison between Mr. O’Shaughnessy and the independent Directors. The Board believes its current leadership structure, in which the roles of Chair and CEO are separated and the Board appoints a Lead Independent Director, best serves the Board’s ability to provide oversight of management and corporate governance matters.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, monitors the Company’s risk profile, and reviews and discusses significant risks affecting the Company’s businesses, including matters escalated by its committees. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters. The Audit Committee reviews and assesses significant risk events, emerging risks and drivers of risks; reviews risk control issues and reports identified by the internal audit, Sarbanes-Oxley compliance, and information security and privacy groups; oversees privacy programs and cybersecurity programs including threats, defenses, response capabilities and company-wide metrics relating to information security controls; oversees the Code of Business Conduct; addresses material conflicts of interests; and provides escalation of risks to the full Board. Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level Kaplan Compliance Committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating with Directors

Interested parties may communicate concerns to the Lead Independent Director or to the other Directors of the Company through NAVEX Global, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at ghco.ethicspoint.com.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2024, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Common Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases, such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is substantial duplication in the numbers of shares and percentages shown in the following table. The number of shares and the percentages of beneficial ownership set forth below are calculated as of February 1, 2024, unless otherwise noted, based on 964,001 shares of Class A Stock outstanding and 3,500,380 shares of Class B Stock outstanding.

Principal Holders of Stock

Shares (%)
Name and Address of Beneficial Owner	Class A Stock	Class B Stock
Donald E. Graham(a)	546,311 (56.7%)	561,102 (13.9%)*
1300 North 17th Street, Suite 1700
Arlington, VA
Timothy J. O’Shaughnessy(b)	51,326 (5.3%)	212,295 (5.8%)*
1300 North 17th Street, Suite 1700
Arlington, VA
Elizabeth G. Weymouth(c)	237,625 (24.6%)	284,263 (7.6%)*
1300 North 17th Street, Suite 1700
Arlington, VA
Daniel L. Mosley(d)	950,501 (98.6%)	1,006,270 (22.6%)*
825 Eighth Avenue
New York, NY
Laura G. O’Shaughnessy(e)	197,205 (20.5%)	201,304 (5.4%)
1300 North 17th Street, Suite 1700
Arlington, VA
BlackRock, Inc.(f)	—	463,100 (13.2%)
55 East 52nd Street
New York, NY
The Vanguard Group(g)	—	350,606 (10.0%)
100 Vanguard Boulevard
Malvern, PA
Dimensional Fund Advisors LP(h)	—	293,906 (8.4%)
6300 Bee Cave Road, Building One
Austin, TX

*  The calculations set forth in this table relating to percentage ownership of Class B Stock for Messrs. Graham, O’Shaughnessy, Mosley and Mrs. Weymouth include shares of Class B Stock issuable upon conversion of shares of Class A Common Stock.

(a)

According to information as of February 1, 2024, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 333,481 (34.6%) shares, which includes 150,469 shares in a trust that Mr. Donald Graham has the power to amend or revoke and 183,012 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; sole voting and shared investment power, 116,830 (12.1%) shares; and shared voting and investment power, 96,000 (10.0%) shares, each of which excludes the previously referenced 183,012 shares, in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 4,131 (less than 1%) shares which includes 3,087 shares in a trust that Mr. Donald Graham has the power to amend or revoke and 1,044 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; shared voting and investment power, 10,660 (less than 1%) shares, which excludes the previously referenced 1,044 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; and 546,311 (13.5%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham. Includes 60 shares held by Mr. Graham’s spouse.

(b)

Class A Stock includes 2,700 shares held by Mr. O’Shaughnessy’s spouse and 48,626 shares held in a trust for Mr. O’Shaughnessy’s spouse. Class B Stock includes 4,099 shares held by Mr. O’Shaughnessy’s spouse and 5,600 shares held in trusts for the benefit of Mr. O’Shaughnessy’s spouse and children. He is a trustee but not a beneficiary of such trusts and disclaims beneficial ownership. Class B stock includes 132,415 shares Mr. O’Shaughnessy has the right to purchase, pursuant to stock options, and 51,326 (1.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. O’Shaughnessy.

(c)

According to information as of February 1, 2024, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 168,000 (17.4%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto), may be deemed to be the beneficial owner of 69,625 (7.2%) shares of Class A Stock. In addition, Mrs. Elizabeth Weymouth has shared voting and investment power with respect to 43,363 (1.2%) shares of Class B stock. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto), is deemed to be the beneficial owner of 3,275 (less than 1%) shares of Class B Stock.

(d)

According to information as of February 1, 2024, and available to the Company, Mr. Daniel Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 26,250 (2.7%) shares; shared voting and sole investment power, 194,505 (20.2%) shares; shared voting and investment power, 516,916 (53.6%) shares, which includes 150,469 shares in a trust for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham has the power to amend or revoke and 183,012 shares in certain trusts for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham can exercise a casting vote; and sole voting and shared investment power, 212,830 (22.1%) shares. In addition, Mr. Mosley has voting and investment power, with respect to shares of Class B Stock as follows: shared voting and investment power, 55,769 (1.3%) shares, which includes 3,087 shares in a trust for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham has the power to amend or revoke and 1,044 shares in certain trusts for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham can exercise a casting vote. The holdings of Class B Stock recorded for Mr. Mosley include 950,501 (21.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(e)

According to information as of February 1, 2024, and available to the Company, Mrs. O’Shaughnessy has voting and investment power with respect to shares of Class A Stock as follows: shared voting power and investment power, 2,700 (less than 1%) shares; shared voting power, 145,879 (15.13%) shares held in trust for siblings of Mrs. O’Shaughnessy for which Mrs. O’Shaughnessy has voting control by virtue of a revocable voting proxy granted by Mr. Daniel Mosley, trustee; and shared voting power, 48,626 shares held in trust for Mrs. O’Shaughnessy for which Mrs. O’Shaughnessy has voting control by virtue of a revocable proxy granted by Mr. Daniel Mosley, as trustee. Mrs. O’Shaughnessy also has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 4,099 (less than 1%) shares. In addition, Mrs. O’Shaughnessy, as beneficiary of a trust (even though she has no voting or investment power with respect thereto), may be deemed to be the beneficial owner of 5,600 (less than 1%) shares of Class B Stock. Mrs. O’Shaughnessy expressly disclaims beneficial ownership of such shares held in trust.

(f)

According to a Schedule 13G/A filed on January 23, 2024, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, was deemed to be the beneficial owner of 463,100 (13.2%) shares of Class B Stock. According to the Schedule 13G/A, BlackRock has sole voting power over 454,860 shares and sole dispositive power over 463,100 shares.

(g)

According to a Schedule 13G/A filed on February 13, 2024, The Vanguard Group (“Vanguard”), an investment adviser, was deemed to be the beneficial owner of 350,606 (10%) shares of Class B Stock. According to the Schedule 13G/A, Vanguard has sole voting power over no shares, shared voting power over 3,551 shares, shared dispositive power over 7,375 shares, and sole dispositive power over 343,23161,803 shares.

(h)

According to a Schedule 13G/A filed on February 9, 2024, Dimensional Fund Advisors LP (“Dimensional Fund”), an investment adviser, was deemed to be the beneficial owner of 293,906 (8.4%) shares of Class B Stock. According to the Schedule 13G/A, Dimensional Fund has sole voting power over 289,884 shares and sole dispositive power over 293,906 shares.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2024, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

	Shares (%)
	Class A		Class B(a)
Tony Allen^	—		15	(b)
Danielle Conley^	—		223	(b)
Wallace R. Cooney+(c)	—		5,316	(b)
Christopher C. Davis^	—		5,322	(b)
Thomas S. Gayner^(d)	—		5,800	(b)
Donald E. Graham^(e)	546,311	(56.7%)	561,102	(13.9%)
Jacob M. Maas+(f)	—		4,552	(b)
Nicole M. Maddrey+	—		3,822	(b)
Anne M. Mulcahy^	—		495	(b)
Timothy J. O’Shaughnessy^+(g)	51,326	(5.3%)	212,295	(5.8%)
Andrew S. Rosen+(h)	—		40,429	(1.2%)
G. Richard Wagoner, Jr.^(i)	—		1,291	(b)
Katharine Weymouth^	—		2,549	(b)
All directors and executive officers as a group, eliminating duplications (15 individuals)(j)	597,637	(62.0%)	844,809	(20.6%)

*  Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

^	Director

+	Named Executive Officer

(a)

The calculations set forth in this table relating to percentage ownership of Class B stock for Messrs. Graham and O’Shaughnessy include shares of Class B Stock issuable upon conversion of shares of Class A Common Stock.

(b)	Less than 1%.

(c)	Includes 2,000 shares of Class B Stock that Mr. Cooney has the right to purchase, pursuant to stock options.

(d)

Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership. (e) See Table of “Principal Holders of Stock” on page 14.

(f)

Includes 2,000 shares of Class B Stock that Mr. Maas has the right to purchase pursuant to stock options. Does not include 1,000 restricted stock units granted to Mr. Maas that are subject to a price-based vesting condition because the condition may not necessarily be satisfied within 60 days of February 1, 2024. In addition, following satisfaction of such price-based condition, Mr. Maas is eligible for vesting of additional restricted stock units with respect to Class B shares in 1,000 share increments if additional price-based vesting conditions are met on or before December 31, 2027, which are also not reflected in the table above because the price-based vesting condition was not achieved as of February 1, 2024.

(g)	See footnote (b) to the Table of “Principal Holders of Stock” on page 14.

(h)

Includes 3,000 shares of Class B Common Stock held in a family trust. Mr. Rosen disclaims beneficial ownership of the securities held by the trust. In addition to the stock set forth above, Mr. Rosen holds 7,206 shares of Kaplan stock, which represents less than 1% of the total outstanding stock of Kaplan, Inc.

(i)	Shares are held in a revocable trust.

(j)

Includes 136,415 shares of Class B Stock, which Directors and executive officers have the right to purchase pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with the Graham Holdings Company Incentive Compensation Plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of Class B Stock. Based upon information furnished by these persons, we believe that all required filings for 2023 were made in a timely manner.

PROPOSAL 2: ADVISORY VOTE TO APPROVE 2023 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 and the corresponding SEC rules, the Company is seeking an advisory, non-binding shareholder vote from its Class A Shareholders with respect to compensation awarded to its named executive officers for 2023. On May 4, 2023, the Company’s Class A Shareholders voted unanimously in favor of an annual, non-binding shareholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. The Company’s executive compensation program and compensation awarded to its named executive officers are described under the heading “Executive Compensation” in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Resolved, that the compensation awarded to the Company’s named executive officers for 2023, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy Statement, is hereby APPROVED.

THE BOARD RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

EXECUTIVE COMPENSATION Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation principles and programs, with a focus on the decisions of the Compensation Committee of the Board (the “Committee”) regarding 2023 compensation for the Company’s named executive officers. The named executive officers for 2023 were as follows:

Name	Position with the Company
Timothy J. O’Shaughnessy	President and Chief Executive Officer
Wallace R. Cooney	Senior Vice President–Finance and Chief Financial Officer
Jacob M. Maas	Executive Vice President
Andrew S. Rosen	Chairman–Kaplan, Inc. and Executive Vice President–Graham Holdings Company
Nicole M. Maddrey	Senior Vice President, General Counsel and Secretary

Overview of Compensation Program

The Committee has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy—a philosophy designed to attract, retain and motivate qualified, talented and diverse employees who are enthusiastic about the Company’s mission and culture. The Committee, which is composed entirely of independent Directors, chaired by Anne M. Mulcahy and including Tony Allen and Katharine Weymouth, seeks to establish total compensation packages that are attractive to employees and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both the Company’s short-term and long-term plans in determining compensation in order to motivate and reward management for achieving specific yearly goals and cumulative long-term goals, both of which are expected to enhance the long-term value of the Company. The Company has historically favored cash compensation over non-cash compensation, as the Committee believes that cash incentives provide more targeted rewards for specific performance, however, the Committee will select the method of compensation thought most likely to lead to achievement of the particular goal.

The named executive officers receive an annual salary and participate in performance-based annual bonus plans and three- or four-year cash-based Long-Term Incentive Plans (“LTIPs”) and, in certain circumstances, have received restricted stock and/or stock options, as determined by the Committee on an individual basis. Mr. Rosen also receives benefits pursuant to the Supplemental Executive Retirement Plan (the “SERP”), which was closed to new participants in December 2015.

Compensation Committee Role and Responsibility

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all related reports and documents required by the rules and regulations of the SEC. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the President and Chief Executive Officer and senior management, including the named executive officers, is based and evaluates performance in light of these goals and objectives. The Committee also approves any incentive-based compensation plans under which the senior executives of the Company, including the named executive officers are compensated. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s shareholders for approval. The Committee reviews the Company’s succession plans, including, annually (i) the President and Chief Executive Officer’s recommendations as to a successor, should he become disabled or unable to perform his duties for an extended period of time, (ii) a dashboard outlining leadership talent assessments and succession planning for each of the businesses, and (iii) the Company’s efforts to develop management. The Committee also reviews Diversity, Equity and Inclusion initiatives across the Company.

The Committee may request that any officer or employee of the Company, or any of its affiliates, or the Company’s outside counsel or an independent auditor attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has the authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, President and Chief Executive Officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisers. In 2023 the Committee engaged external consulting firm Semler Brossy to assist with compensation benchmarking for the President and Chief Executive Officer as well as several other senior leaders. The Committee reviews on a regular basis the performance, independence and potential conflicts of interest of its compensation consultant, and no issues with Semler Brossy were identified in the most recent such review.

Role of Executive Officers in Compensation Decisions

Mr. O’Shaughnessy, President and Chief Executive Officer, and Ms. Sandra Stonesifer, the Vice President–Chief Human Resources Officer and secretary of the Committee, attended all six Committee meetings in 2023.

Mr. O’Shaughnessy and Ms. Stonesifer recommend to the Committee the size of each component of compensation for each of the executive officers (other than their own) and for all employees earning more than $750,000 in target annual cash compensation, inclusive of both annual base salary and bonus targets. Recommendations may be based on a discussion with the employee’s division head, a review of his or her performance and a comparison of any available compensation survey data for that position and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, may modify the recommended compensation to better reflect the goals of the Company. The Committee makes all compensation decisions for the executive officers of the Company and relevant employees, except with respect to any perquisites under $200,000 per named executive officer that may be approved by Mr. O’Shaughnessy (other than for himself).

Mr. O’Shaughnessy and Ms. Stonesifer were not present during the portion of the Committee meetings when his or her compensation, as applicable, was discussed by the Committee.

Setting Executive Compensation

The Company adopts a holistic view on executive compensation. The Company compares its named executive officer salaries, annual bonuses and long-term incentives to those of companies in similar industries and with comparable revenues and generally considers the compensation structures maintained by similarly situated companies, but does not target its executive compensation at a certain level or percentage based upon other companies’ arrangements. At least once a year, the Committee evaluates the individual compensation of the Company’s senior executives (including the named executive officers). In 2023, the Committee retained Semler Brossy to review the compensation package of Mr. O’Shaughnessy. The Committee separately reviews the named executive officers’ compensation against market data provided by outside surveys or public information (such as the proxy filings of peer companies). The Committee defines its peer group as companies operating in the same industries (Conglomerates, Education and Media) with one-half to two times the Company’s prior fiscal year revenue. The Committee reviews the peer group on an annual basis, and for 2023 the peer group consisted of the following companies:

AdaptHealth Corp.	Laureate Education, Inc.
Adtalem Global Education Inc.	News Corporation
AMC Networks Inc.	Nexstar Media Group, Inc.
Bright Horizons Family Solutions Inc.	Scholastic Corporation
E.W. Scripps Company	Select Medical Holdings Corporation
Franchise Group, Inc.	Sinclair Broadcast Group Inc.
Gannett Company Inc.	Strategic Education Inc.
Gray Television, Inc.	Tegna Inc.
iHeartMedia Inc.	The New York Times Company
John Wiley & Sons, Inc.

Risk Assessment of Compensation Program, Recoupment and Hedging Policies

During 2023, the Committee met with Mr. O’Shaughnessy and Ms. Stonesifer to review and discuss the impact of executive compensation programs on organizational risk. The Committee determined that compensation programs have sufficient risk mitigation features in each of the plans and do not encourage or reward employees for taking excessive or unnecessary risk. The Committee believes that the Company’s compensation programs constitute an appropriate mix of short-and long-term incentive compensation that rewards employees while balancing risks through the delayed payment of long-term awards. As a result of the compensation risk review, the Committee determined that the overall risk of compensation programs exposing the organization to unnecessary or excessive risks that threaten the value of the Company is low. In addition, the Company’s insider trading policy, which prohibits directors and executive officers from engaging in hedging transactions with respect to the Company’s securities in order to hedge the economic risk of owning the Company’s securities, is intended to enhance the Company’s efforts at risk mitigation. The Company has a policy, administered by the Committee, that requires the recoupment or “clawback” from executive officers of incentive-based compensation that is based on the attainment of a financial reporting measure in the event of an accounting restatement in accordance with the requirement of the Dodd-Frank Act and NYSE listing requirements (the “clawback rules”). In 2023, the Company corrected an error related to certain balance sheet accounts as of December 31, 2022. As a result, the Company analyzed the impact of the correction under the Company’s clawback policy to determine whether a clawback was required and determined that no clawback was required because no incentive compensation was “received” (within the meaning of the clawback rules) based on the financial reporting measures related to the correction and no incentive compensation was “received” (within the meaning of the clawback rules) based on the Company’s stock price during the applicable period.

Elements of Compensation

As described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock appreciation. The compensation package offered by the Company to its executive officers comprises the following components:

•	Competitive base salary;

•	Short-term cash incentive compensation in the form of performance-based annual bonuses;

•	Long-term cash incentive compensation, typically based on performance over three or more years;

•	Long-term equity-based incentive compensation in the form of restricted stock, restricted stock units and/or stock options; and

•	Retirement benefits.

Base Salary

The Company pays the named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for the named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys or publicly available information. Salaries for named executive officers are typically reviewed on a 24-month or longer cycle, except when there is a significant change in an executive’s responsibilities during such cycle. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company. The named executive officers did not receive a salary increase in 2023.

Annual Bonuses

The Company provides key employees, including named executive officers, with the opportunity to earn annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee, and set at the beginning of the year. The 2023 target annual bonus award for each of the named executive officers, as a percentage of base salary, was as follows: Mr. O’Shaughnessy, 100%; Mr. Rosen, 100%; Mr. Cooney, 50%; Mr. Maas, 50%; and Ms. Maddrey, 40%. There were no changes in annual bonus targets from 2022 to 2023 for any of the named executive officers.

In 2023, the total annual bonus formula for the named executive officers, except for Mr. Rosen, was based on a diluted earnings per share target for the Company because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Potential payouts ranged from 0% to 200% of target, with a threshold achievement of 80% of the diluted earnings per share target necessary for any amounts to be paid (which would be paid at a threshold level of 50%), and the maximum potential payout available in the event 140% of the diluted earnings per share target is attained. The Committee believes that the targets are challenging, but achievable, as evidenced by the fact that payouts have been at or above target in two out of the past five years.

The diluted earnings per share goal for 2023 was $41.47. In evaluating performance achievement, the actual results are subject to adjustment for certain items, to the extent that actual amounts varied from those in the 2023 annual budget (whether to the detriment or the benefit of the Company). Specifically, these adjustments included additions for unbudgeted goodwill and other long-lived asset impairment charges, a pension budget variance, foreign exchange losses, and a Kaplan stock compensation expense variance. These additions were offset by unbudgeted net gains on marketable and other equity securities and gains on unbudgeted new acquisitions, investments and dispositions of businesses.

In addition, the Committee exercised its discretion to exclude certain unusual and unbudgeted items, including: (i) additions for an unbudgeted interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest at Graham Healthcare Group; unbudgeted restructuring related costs, unbudgeted losses and gains from equity and cost method investments, net and unbudgeted costs at Hoover, Slate, Foreign Policy and the Leaf businesses; and (ii) deductions for the favorable impact from lower than budgeted amortization expense, an unbudgeted benefit related to the impact of the Company’s stock repurchases on the reported diluted earnings per share, and an unbudgeted benefit related to a favorable income tax rate. The Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts. Page 53 of the Company’s 2023 Annual Report on Form 10-K, filed with the SEC on February 23, 2024, detailed $0.90 in diluted earnings per share net additions, which comprise most of these discretionary items.

Taking into account these adjustments, the Company’s 2023 diluted earnings per share, as adjusted for purposes of the bonus determination, was $40.43 (compared to reported diluted earnings per share of $43.82), resulting in the Company’s achievement of 97.5% of its earnings per share goal for 2023. As a result, the annual bonus payout was approximately 93.7% of target, based on the established annual formula.

For Mr. Rosen, 25% of his bonus was based on the same diluted earnings per share targets as the other named executive officers, and the remaining 75% was tied to Kaplan’s performance. For the portion tied to Kaplan’s performance, 80% was based on Kaplan’s enterprise operating income target of $104.4 million and 20% was based on Kaplan’s enterprise revenue target of $1,432 million. The potential payouts for the Kaplan components of Mr. Rosen’s bonus amount ranged from 0% to 200% of target, with a threshold achievement of 65% for the enterprise operating income target, and 90% for the enterprise revenue target. The maximum potential payouts were available upon achievement of 161% of the enterprise operating income target and 113% of the enterprise revenue target. When aggregating the potential payouts for all components of Mr. Rosen’s annual bonus, the potential payouts ranged from 0% to 193% of target. In calculating Kaplan’s enterprise operating income, on this basis, Kaplan achieved adjusted enterprise operating income of $126.8 million (adjusted for unbudgeted foreign exchange impact) versus a target of $104.4 million, or 122% achievement, which resulted in a 129% payout of the portion of Mr. Rosen’s bonus attributable to Kaplan’s enterprise operating income. Kaplan enterprise revenue totaled $1,592 million (adjusted for unbudgeted foreign exchange impact) versus a target of $1,432 million, or 111% achievement, which resulted in a 142% payout of Mr. Rosen’s bonus attributable to Kaplan’s enterprise revenue.

Restricted Stock and Restricted Stock Units

To align the interests of the Company’s shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Company has granted awards under two equity plans, the 2012 Incentive Compensation Plan in May 2012 (the “Legacy Plan”) and the 2022 Incentive Compensation Plan (the “2022 Plan”). In granting individual equity awards, the Committee considers the estimated value of shares held by the employee, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. For restricted stock, the shares generally cliff vest at the conclusion of a four-year vesting period and do not have provisions providing for accelerated vesting. The named executive officers, excluding Mr. O’Shaughnessy, generally receive grants of restricted stock every other year. Restricted stock grants were made in January 2021, vesting in January 2025, and January 2023, vesting in January 2027. In connection with Mr. Mass’ promotion to executive vice president in 2022, he received a restricted stock unit award subject to price-based vesting conditions, which remains unvested.

Performance Units

To highlight specific long-term financial goals, the Company grants Performance Units. Performance-based goals relating to individual business unit performance of the Company’s operating divisions are determined at the beginning of each four-year award cycle, and the Committee believes that such goals are challenging, but achievable. Each Performance Unit has a target value of $100 and a maximum potential payout of $200. The payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress (currently 2021–2024 and 2023–2026). No executive is entitled to a payout until the end of a cycle, and the Committee retains discretion to modify the payout at the end of each cycle.

Currently, Mr. O’Shaughnessy holds 12,000 units in each cycle, Mr. Cooney holds 6,500 units in each cycle, Ms. Maddrey holds 5,000 units in each cycle, Mr. Maas holds 5,000 units in the 2021–2024 cycle and 6,500 units in the 2023–2026 cycle, and Mr. Rosen has no units in either cycle.

2021–2024 Cycle

Payouts under the 2021–2024 cycle are based on seven performance criteria consisting of: (1) Kaplan’s cumulative operating income, excluding amortization of intangibles, Kaplan stock compensation and restructuring charges (up to 27.5% of the maximum payout); (2) the value of a Performance Unit under the Graham Media Group (“GMG”) valuation, as described below (up to 25% of the maximum payout); (3) cumulative operating income excluding amortization of intangibles for Hoover, Dekko, Joyce and Forney (up to 10% of the maximum payout); (4) cumulative operating income excluding amortization of intangibles for Graham Healthcare Group (including equity in earnings of affiliates) (up to 12.5% of the total maximum payout); (5) Framebridge’s cumulative gross profit (up to 10% of maximum payout); (6) cumulative operating income excluding amortization of intangibles for Graham Automotive (excluding certain entities), Clyde’s Restaurant Group, Code3, Decile, Slate, Foreign Policy, Pinna and CyberVista (up to 10% of the maximum payout); and (7) cumulative operating income of Leaf Group, excluding amortization of intangibles (up to 5% of the maximum payout). In February 2023, the Committee approved an amendment to the 2021–2024 cycle to update business unit cumulative operating income goals to reflect acquisitions completed in 2021 and 2022.

The performance criteria related to GMG’s business for the 2021–2024 cycle is GMG’s cumulative cash flow margin ranking compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income before corporate allocation and before charges for interest, depreciation and amortization. Furthermore, the payout value tied to GMG will be reduced by 50% if GMG does not produce operating income (excluding amortization of intangible assets and impairments of long-lived assets) in one of the four years during the award cycle and there will be no payout tied to GMG if GMG does not produce operating income for at least two years in the cycle.

2023–2026 Cycle

Awards under the 2023–2026 cycle are based on seven performance criteria: (1) Kaplan’s cumulative operating income excluding amortization of intangibles, pension service cost, Kaplan stock compensation and restructuring charges (up to 25% of the maximum payout); (2) the value of a Performance Unit under the GMG valuation, as described below (up to 20% of the maximum payout); (3) cumulative operating income excluding amortization of intangibles and pension service cost for Hoover, Dekko, Joyce, and Forney (up to 10% of the maximum payout); (4) cumulative operating income excluding amortization of intangibles and pension service cost for Graham Healthcare Group (including equity in earnings of affiliates) (up to 15% of the maximum payout); (5) cumulative operating income excluding amortization of intangibles for Graham Automotive (excluding certain entities) (up to 10% of the maximum payout); (6) cumulative gross profit for Framebridge (up to 10% of the total maximum payout); and (7) cumulative operating income excluding amortization of intangibles for the Leaf Group, Clyde’s Restaurant Group, Code3, Decile, Slate, Foreign Policy, and Pinna, excluding any significant pension plan changes, (up to 10% of the maximum payout).

For the 2023–2026 award cycle, the performance criteria related to GMG are based on three performance indicators: (1) 50% based on achieving operating income excluding retirement cost and credits, deferred compensation, and retransmission revenue and expense; (2) 25% based on net/net digital revenue (exclusive of programmatic) and new business goals; and (3) 25% based on achieving targeted net revenue growth (exclusive of retransmission and political revenue/expense).

Kaplan Long-Term Incentive Plans

Mr. Rosen participates in the Kaplan Milestone Plan, which provides for an award pool that is funded based on the achievement of annual operating income milestones, as adjusted for acquisitions and unexpected changes in capital expenditures, foreign exchange impact, and excluding restructuring costs, amortization of intangible assets and impairments of long-lived assets. Mr. Rosen’s share of the award pool is 20%. A participant must remain employed through the date a milestone is achieved, with payouts occurring the following March. In 2023, Kaplan achieved adjusted enterprise operating income of $124.2 million (adjusted for milestone exchange rates), which surpassed the first adjusted milestone of $113.4 million (adjusted for acquisitions). This resulted in a payout of Mr. Rosen’s first milestone award of $1.2 million.

Stock Options

The Committee grants stock options only when a key employee has made a significant contribution to the Company and demonstrates the ability to make additional contributions. The options generally vest over six years and expire 10 years from the grant date. No stock options were granted to the Company’s named executive officers in 2023.

Retirement Benefits

Qualified Defined Contribution and Defined Benefit Plan

Most employees of the Company, including certain named executive officers, are eligible to participate in the Company’s qualified defined contribution 401(k) savings plan and a defined benefit retirement plan. Benefits under these plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration.

Eligible Corporate employees hired or rehired by the Company on or after September 1, 2009, participated in the Cash Balance Retirement Program (“CBRP”). Eligible Corporate employees who were actively employed on or after August 1, 2012, also participated in the Secure Retirement Account (“SRA”). Both the CBRP and the SRA are non-contributory defined benefit programs expressed in the form of hypothetical account balances that grow through quarterly pay-based credits and quarterly interest credits. Corporate employees hired prior to September 1, 2009, including certain named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90 (the “Rule of 90”), receive an annual pension equal to 1.75% of their highest average 60-month base salary annualized up to the limits permitted by the Code, minus Social Security-covered compensation multiplied by the appropriate Social Security offset percentage and early retirement factor, multiplied by the number of years of credited service under the Graham Holdings Retirement Benefits Schedule (“Graham Schedule”). Cash pension supplements are also provided to assist in the payment of retiree medical coverage. The annual cash pension supplement is equal to $200 multiplied by the number of years of credited service under the Graham Schedule. An additional temporary Pre-Age 65 pension supplement of $250 per month ($2,075 per month for those participants who have attained age 50 with five years of vesting service as of September 1, 2018) is provided to participants under the Graham Schedule who retire and commence benefit payment at or after age 55, but prior to age 65, and who had 10 years of vesting service at retirement. The temporary Pre-Age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

Starting in January 2024, the Company is consolidating most employer contributions into the Company Contribution Plan (formerly known as the Cash Balance Retirement Program). Eligible corporate employees actively employed on or after January 1, 2024, will participate in the Company Contribution Plan, which is a non-contributory defined benefit program expressed in the form of a hypothetical account balance that grows through monthly pay-based credits and monthly interest credits. Pension benefits accrued in the Company Contribution Plan become vested after one year of service or upon reaching age 65 while actively employed. The Company Contribution Plan replaces contributions employees may have previously received through the 401(k) savings plan, Cash Balance (CBRP), and Secure Retirement Account (SRA). Corporate employees hired prior to September 1, 2009, will continue to participate in the “Graham Schedule” as described above as well as receive new benefits through the Company Contribution Plan.

Non-Qualified Supplemental Executive Retirement Plans

The Company maintains an unfunded non-qualified supplemental executive retirement plan (SERP) that was designed to retain and recruit key executives. Mr. Rosen participates in the SERP. Participants in the SERP were selected by management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the Committee. The Company closed the plan to new participants as of December 2015.

To offset limitations placed on the income that can be considered in the formulas of retirement plans and benefits that can be payable from the plans, the SERP provides a “supplemental retirement benefit.” In 2023, this benefit is calculated under the rules of the qualified defined benefit retirement plan, but without reference to such income and benefit limitations, and includes in the calculation compensation from annual bonuses in the case of Mr. Rosen. In any instance in which a retiring executive’s supplemental retirement benefit exceeds the benefit payable by the qualified defined benefit plan or plans, the Company will pay the excess to him or her as a supplemental retirement benefit under the SERP. Benefits provided under the SRA of the qualified retirement plan are not covered by the SERP.

The SERP also provides tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that such accruals exceed those under the Company’s basic plans because of the tax law limitations ($66,000 in 2023). At this point, Mr. Rosen is the only active participant and the plan is not open to new participants. Mr. Rosen was required to defer compensation to the SERP savings plan in order to receive the applicable matching Company contribution eligible for 2023.

Non-Qualified Deferred Compensation Plan

The Company also maintains a Deferred Compensation Plan, which has been closed to new participants and new deferrals for existing participants since December 2015. Mr. Rosen participates in this plan. The Deferred Compensation Plan is an unfunded plan that allowed a select group of senior executives and non-employee Directors the opportunity to voluntarily defer, on a non-qualified basis, the receipt of certain compensation payments or fees. For employee participants, including certain named executive officers, eligible compensation for deferral was limited to annual bonus and certain long-term cash awards (including Performance Unit grants).

Employment Agreements and Severance Packages

Mr. O’Shaughnessy’s Agreement

The Company entered into a letter agreement with Mr. O’Shaughnessy in October 2014 in connection with his becoming President of the Company. Mr. O’Shaughnessy’s letter agreement does not provide for any severance compensation or benefits. Under the terms of Mr. O’Shaughnessy’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. O’Shaughnessy agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosen’s Agreement

The Company entered into a letter agreement with Mr. Rosen in April 2014 in connection with his becoming Chairman of Kaplan and Executive Vice President of the Company.

If Mr. Rosen is terminated by the Company without cause, he will receive a one-time lump-sum cash payment of $3,500,000, payable on the 65th day following termination of employment, and prorated vesting of outstanding restricted stock and stock options held at the time of termination, provided that he signs an irrevocable separation and release agreement no later than 60 days following the date of his termination.

Under the terms of Mr. Rosen’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosen agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Maas’ Agreement

The Company entered into a letter agreement with Mr. Maas in August 2015 in connection with his becoming Senior Vice President–Planning and Development in the Corporate Office of Graham Holdings Company. Mr. Maas’ letter agreement does not provide for any severance compensation or benefits.

Results of Shareholder Advisory Votes on Executive Compensation

At the 2023 Annual Meeting of Shareholders, the Company’s Class A Shareholders unanimously approved the overall 2022 compensation for its named executive officers, including the policies and practices related thereto. The Company believes this vote reflected Class A Shareholder approval of its pay-for-performance philosophy and the absence of pay practices that Class A Shareholders consider problematic. Accordingly, the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2023 as outlined in its compensation philosophy and framework. The Committee values the shareholder feedback provided through the vote and will consider the results of the vote, as well as future votes, in refining the development of the Company’s compensation program and goal setting in the future.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy, Chair

Dr. Tony Allen

Katharine Weymouth

The following table shows the compensation paid by the Company during the most recent three years to our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(2)	Non- Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value of Accumulated Benefits and Non-Qualified Deferred Compensation Earnings ($) (h)(4)	All Other Compen- sation ($) (i)(5)	Total ($) (j)
Timothy J. O’Shaughnessy	2023	900,000	—	—	—	843,574	34,382	3,300	1,781,256
President and Chief Executive Officer	2022	900,000	—	—	—	2,561,506	22,908	3,050	3,487,464
	2021	750,000	—	—	—	1,500,000	19,561	2,900	2,272,461
Wallace R. Cooney	2023	675,000	—	375,156	—	316,340	171,097	11,986	1,549,579
Senior Vice President–Finance and Chief	2022	675,000	—	—	—	1,200,565	—	11,266	1,886,831
Financial Officer	2021	620,000	—	375,323	—	620,000	104,382	10,752	1,730,457
Andrew S. Rosen	2023	1,625,000	—	300,247	—	3,182,007	1,188,072	49,100	6,344,426
Chairman–Kaplan Inc. and Executive	2022	1,625,000	—	—	—	1,578,343	—	51,372	3,254,715
Vice President–Graham Holdings Co.	2021	1,625,000	—	300,258	—	2,995,846	18,074	51,285	4,990,463
Jacob M. Maas	2023	700,000	—	375,156	—	328,056	32,847	11,986	1,448,045
Executive Vice President	2022	700,000	—	3,494,076	—	1,036,141	22,834	11,266	5,264,317
	2021	620,000	—	375,323	—	496,000	19,511	10,752	1,521,586
Nicole M. Maddrey	2023	650,000	—	350,187	—	243,699	140,573	11,035	1,395,494
Senior Vice President, General Counsel	2022	650,000	—	—	—	923,991	—	9,983	1,583,974
and Secretary	2021	615,000	—	320,096	—	492,000	73,647	9,526	1,510,269

1.	Amounts in this column represent base salary earned for each of the named executive officers.

2.

The amounts shown in these columns represent the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718 and reflect the grant date fair value of stock and option grants made through the close of the 2023 fiscal year, rather than amounts paid to or realized by the named executive officers. In 2022, the Company granted a restricted stock unit award to Mr. Maas that is subject to price-based vesting conditions. The award provides Mr. Maas with the right to receive 1,000 shares of the Company’s Class B common stock each time the Company’s closing share price meets or exceeds a certain share price target for a 90 consecutive day period; the award period expires on December 31, 2027. Mr. Maas’ award vests as follows: 1,000 shares will vest if the Company’s closing share price meets or exceeds $700 per share for 90 consecutive calendar days; and an additional 1,000 shares will vest following each incremental increase of $100 per share (above $700) in the Company’s share price for 90 consecutive calendar days. Each target can only be achieved once through the award’s expiration date. The grant date fair value of the stock award was estimated using a Monte Carlo simulation and is recognized over the derived service period of each tranche. No portion of this award vested in 2022 or 2023. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated. See Note 14 of the Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K, filed on February 23, 2024, for a discussion of the assumptions used in the valuation of the stock awards. The Company did not grant any option awards for the years reported. Additional information regarding these awards can be found under “Compensation Discussion and Analysis: Performance-Based Incentive Compensation – Restricted Stock and Restricted Stock Units.”

3.

Amounts in this column for 2023 represent payments under the 2023 annual bonus plan. In the case of Mr. Rosen, the amount in this column for 2023 represents payments under the 2023 annual bonus plan and Kaplan’s long-term incentive plan as follows: $1,982,007 in annual bonus, $1,200,000 in Kaplan’s long-term incentive plan. Amounts in this column for 2022 represent payments under the 2022 annual bonus plan and the 2019–2022 Performance Unit Plan as follows: Mr. O’Shaughnessy, $1,121,506 in annual bonus, $1,440,000 in Performance Units; Mr. Cooney, $420,565 in annual bonus, $780,000 in Performance Units; Mr. Rosen, $1,578,343 in annual bonus; Mr. Maas, $436,141 in annual bonus, $600,000 in Performance Units; Ms. Maddrey, $323,991 in annual bonus, $600,000 in Performance Units. Amounts in this column for 2021 represent payments under the 2021 annual bonus plan. In the case of Mr. Rosen, the amount in this column for 2021 represents payments under the 2021 annual bonus plan and Kaplan’s long-term incentive plan as follows: $2,456,889 in annual bonus, $538,957 in Kaplan’s long-term incentive plan. Additional information can be found in “Compensation Discussion and Analysis: Performance-Based Incentive Compensation – Annual Bonuses.”

4.

There were no above-market or preferential earnings on compensation deferred on a non-tax-qualified basis, and therefore, no such earnings are reflected in the amounts shown in this column.Therefore, the amounts in this column solely represent changes in the value of accumulated pension benefits. For purposes of calculating such value and the resulting changes, benefits were assumed to commence at the age when benefits under the SERP are first unreduced, or the age when benefits under the Retirement Plan for Graham Holdings Company (the “Retirement Plan”) are first unreduced if the named executive officer does not have a SERP benefit, and were discounted to the date as of which they were determined (either December 31, 2023, December 31, 2022 or December 31, 2021). Assumed benefit commencement ages are shown below, rounded to the nearest age:

O’Shaughnessy:	age 65
Cooney:	age 64 (will be eligible for unreduced benefits under the Rule of 90*)
Rosen:	age 63 (is currently eligible for unreduced benefits under the Rule of 90*)
Maddrey:	age 65
Maas:	age 65

*	Age plus service is greater than 90, with age at least 55

Changes in the present value of benefits in 2023 are attributable to the Retirement Plan and the corresponding benefit under the SERP are as follows: Mr. O’Shaughnessy – $34,282 Retirement Plan; Mr. Cooney – $171,097 Retirement Plan; Mr. Maas – $32,847 Retirement Plan; Mr. Rosen – $49,386 Retirement Plan, $1,138,686 the SERP; and Ms. Maddrey – $140,573 Retirement Plan. The values of accumulated plan benefits were determined using a discount rate of 5.20% (5.10% for SERP) at December 31, 2023, 5.50 at December 31, 2022 and 2.90% at December 31, 2021, with PRI-2012 Fully Generational Mortality Table for males and females using Scale MP-2021 with a 90% white-collar and 10% blue-collar blend (100% white-collar for Nonqualified benefits) at December 31, 2023, December 31, 2022 and December 31, 2021. In addition, 50% of the benefit accumulated under the qualified Graham Schedule is valued as a lump-sum, and 50% valued as an annuity payable for life. It is also assumed that benefits under the Cash Balance and Secure Retirement Account Schedules will be taken as a lump-sum with a 90% probability and an annuity with a 10% probability. At December 31, 2023, the annuity was converted into a lump-sum value using the 2024 PPA combined unisex mortality for single-sum payments and interest rates of 5.45% for payments in the first 5 years, 5.52% for payments in years 5 through 20 and 5.43% for years thereafter. At December 31, 2022, the annuity was converted into a lump-sum value using the 2023 PPA combined unisex mortality for single-sum payments and interest rates of 3.79% for payments in the first 5 years, 4.62% for payments in years 5 through 20 and 4.69% for years thereafter. At December 31, 2021, the annuity was converted into a lump-sum value using the 2022 PPA combined unisex mortality for single-sum payments and interest rates of 0.66% for payments in the first 5 years, 2.50% for payments in years 5 through 20 and 3.12% for years thereafter.

5. For	2023, the amounts shown include the information detailed in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Restricted Stock Dividends ($) (e)(1)	Individual Deferred Compensation Arrangement (f)	Total ($) (g)
Timothy J. O’Shaughnessy	—	3,300	—	—	—	3,300
Wallace R. Cooney	—	3,300	—	8,686	—	11,986
Andrew S. Rosen	—	3,300	38,850	6,950	—	49,100
Jacob M. Maas	—	3,300	—	8,686	—	11,986
Nicole M. Maddrey	—	3,300	—	7,735	—	11,035

1.

The amounts represent dividends attributable to Company stock granted under the Company’s Legacy Plan and 2022 Plan that are not included in the grant date fair value of such restricted stock awards reported in column (e) of the Summary Compensation Table.

The following table provides information on awards made under the 2022 Plan to each of the named executive officers in 2023. Awards granted to the named executive officers under the 2022 Plan in 2023 include annual incentive awards, Performance Units and restricted stock awards.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Non-Equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Threshold ($) (d)	Target ($) (e)	Max ($) (f)	Threshold ($) (g)	Target ($) (h)	Max ($) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/ share) (l)	Closing Price on Date of Grant for Option Awards if Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
Timothy J. O’Shaughnessy
Annual Incentive[1]	—	—	450,000	900,000	1,800,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	12,000	60,000	1,200,000	2,400,000	—	—	—	—	—	—	—	—
Wallace R. Cooney
Annual Incentive[1]	—	—	168,750	337,500	675,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	6,500	32,500	650,000	1,300,000	—	—	—	—	—	—	—	—
Restricted Stock[3]	1/3/2023	—	—	—	—	—	—	—	616	—	—	—	375,156
Andrew S. Rosen
Annual Incentive[1]	—	—	605,313	1,625,000	3,128,125	—	—	—	—	—	—	—	—
Restricted Stock[3]	1/3/2023	—	—	—	—	—	—	—	493	—	—	—	300,247
Jacob M. Maas
Annual Incentive[1]	—	—	175,000	350,000	700,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	6,500	32,500	650,000	1,300,000	—	—	—	—	—	—	—	—
Restricted Stock[3]	1/3/2023	—	—	—	—	—	—	—	616	—	—	—	375,156
Nicole M. Maddrey
Annual Incentive[1]	—	—	130,000	260,000	520,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	5,000	25,000	500,000	1,000,000	—	—	—	—	—	—	—	—
Restricted Stock[3]	1/3/2023	—	—	—	—	—	—	—	575	—	—	—	350,187

1.

Amounts shown are the threshold, target and maximum payouts under the annual bonus. The amount in column (d) represents the minimum payment level, which is 50% of the target; in the case for Mr. Rosen, it is 37.3%%. The amount shown in column (f) represents the maximum payout level, which is 200% of the target; in the case for Mr. Rosen, it is 192.5% of the target. In the event that the threshold performance level with respect to the performance goals set by the Committee (i.e., 80% of the target performance goal; in the case of Mr. Rosen, for the Kaplan component, 65% of enterprise operating income target performance goal, 90% of enterprise revenue target performance goal) is not attained, no amount would be paid. Additional information can be found in “Compensation Discussion and Analysis: Performance-Based Incentive Compensation—Annual Bonuses.”

2.

These grants represent Performance Units granted as part of a four-year award cycle. The Committee has set the performance-based goals for these grants, which are to be paid in fiscal year 2027. The amount in column (d) represents the minimum payout per unit, which is $5.00 per unit.The amount shown in column (e) represents the target value of each unit,which is $100 per unit, and the amount in column (f) represents the maximum payout per unit,which is $200 per unit. In the event that the goals set by the Committee for these grants are not attained, no amount will be paid. Additional information can be found in “Compensation Discussion and Analysis: Performance-Based Incentive Compensation – Performance Units.”

3.

These grants represent shares of restricted stock. These awards will vest on January 4, 2027. Grant date fair value calculated using the average of high and low prices of a share of the Company’s Class B Common stock as of January 3, 2023 ($609.02). Additional information can be found in “Compensation Discussion and Analysis: Performance-Based Incentive Compensation – Restricted Stock and Restricted Stock Units.”

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock and restricted stock units held by the Company’s named executive officers on December 31, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Timothy J. O’Shaughnessy	32,415	38,630	—	426.86	9/10/2030	—	—	—	—
	22,742	—	—	872.01	11/12/2025	—	—	—	—
	77,258	—	—	719.15	11/3/2024	—	—	—	—
Wallace R. Cooney	2,000		—	845.72	4/1/2027	1,316	916,620	—	—
Andrew S. Rosen	—	—	—	—	—	1,053	733,436	—	—
Jacob M. Maas	2,000	—	—	804.80	10/26/2025	1,316	916,620	—	—
								1,000	3,494,076
Nicole M. Maddrey	—	—	—	—	—	1,172	816,321	—	—

1.

Mr. O’Shaughnessy received a special new-hire option grant, an option grant in connection with his promotion to Chief Executive Officer and an option grant in 2020 that each vested or vests ratably over a six-year period. Mr. Cooney received an option grant in connection with his promotion to Chief Financial Officer and Mr. Maas received a special new-hire option grant; both grants vested ratably over a six-year period. The following are the vesting dates of outstanding options granted to the named executive officers:

	Number of Options	Year 1 Vest Date		Year 6 Vest Date	Vested at 12/31/23	Unvested
Timothy J. O’Shaughnessy	71,045	9/10/2021	to	9/10/2026	32,415	38,630
	22,742	11/12/2016	to	11/12/2021	22,742	—
	77,258	11/3/2015	to	11/3/2020	77,258	—
Wallace R. Cooney	2,000	4/1/2018	to	4/1/2023	2,000	—
Jacob M. Maas	2,000	10/26/2016	to	10/26/2021	2,000	—

2.

Stock awards, other than the 2022 grant of restricted stock units to Mr. Maas, have been granted in the form of restricted stock under the Company’s Legacy Plan and 2022 Plan as of December 31, 2023. All of the awards listed below vest 100% at the end of the relevant award cycle. The following are the vesting dates of the grants to the named executive officers:

	Number of Shares	Vest Date
Wallace R. Cooney	616	1/4/2027
	700	1/2/2025
Andrew S. Rosen	493	1/4/2027
	560	1/2/2025
Jacob M. Maas	616	1/4/2027
	700	1/2/2025
Nicole M. Maddrey	575	1/4/2027
	597	1/2/2025

In 2022, Mr. Maas received a restricted stock unit award that is subject to price-based vesting conditions. Mr. Maas’ award vests as follows: 1,000 shares will vest if the Company’s Class B common stock’s closing share price meets or exceeds $700 per share for 90 consecutive calendar days; and an additional 1,000 shares will vest following each incremental increase of $100 per share (above $700) in the Company’s share price for 90 consecutive calendar days. Each target can only be achieved once through the award’s expiration date. The grant date fair value of the stock award was estimated using a Monte Carlo simulation and is recognized over the derived service period of each tranche. No portion of this award vested in 2022 or 2023.

3.	Calculated using the closing price of a share of the Company’s Class B Common Stock as of December 29, 2023 ($696.52).

The following table shows the number of Class B shares acquired upon the exercise of options and/or vesting of stock awards held by the named executive officers in fiscal year 2023 and the value realized upon such vesting.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Timothy J. O’Shaughnessy	3,060	448,418	—	—
Wallace R. Cooney	—	—	600	365,412
Andrew S. Rosen	—	—	820	499,396
Jacob M. Maas	—	—	600	365,412
Nicole M. Maddrey	—	—	500	304,510

PAY VERSUS PERFORMANCE
The following table and supporting graphics provide information regarding the relationship between executive compensation actually paid (as defined by SEC rules) and the Company’s financial performance as required by Item 402(v) of SEC Regulation
S-K.
For further information about how the Company aligns executive compensation with performance, see “Compensation Discussion and Analysis” in this Proxy Statement. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by the named executive officers (NEOs).

Year (a)	Summary Compensation Table Total for CEO ($) (b)	Compensation Actually Paid to CEO ($) (c)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (d)	Average Compensation Actually Paid to Non-CEO NEOs ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions) (h)	Operating Income before Amortization and Impairments ($ millions) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)
2023	1,781,256	4,259,793	2,684,386	2,909,823	114.15	91.38	211.7	218.5
2022	3,487,464	4,277,957	2,997,459	3,254,318	97.93	80.53	70.4	271.7
2021	2,272,461	7,665,501	2,438,194	2,712,613	100.99	66.93	353.3	168.2
2020	9,652,756	16,264,685	2,815,080	1,824,204	84.68	132.43	300.0	187.4
Column (b).
Reflects compensation amounts reported in the “Summary Compensation Table” for our CEO, Timothy J. O’Shaughnessy, for the respective years shown.
Column (c).
“Compensation actually paid” to the CEO in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned or paid to the CEO during the applicable year. The adjustments in the table below were made to Mr. O’Shaughnessy’s total compensation for each year to determine the compensation actually paid:

	Mr. O’Shaughnessy
	2023	2022	2021	2020
Total Compensation as reported in Summary Compensation Table (SCT)	$1,781,256	$3,487,464	$2,272,461	$9,652,756
Less: Change in Pension Value and Non-Qualified Deferred Compensation Earnings reported in SCT	(34,382)	(22,908)	(19,561)	(19,356)
Plus: Pension value attributable to current year’s service cost and any change in pension value attributable to plan amendments made in the current year	18,178	17,528	16,048	15,472
Less: Fair value of Stock and Option Awards reported in SCT during fiscal year	—	—	—	(7,245,719)
Plus: Fair value of equity compensation granted in current year that are outstanding and unvested as of year-end	—	—	—	14,125,853
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(314,046)	(187,892)	757,186	(326,380)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	2,808,787	983,765	4,639,367	62,059
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—	—
Dividends or other earnings paid on stock or option awards in the current fiscal year prior to the vesting date that are not otherwise included in the total compensation for the current fiscal year	—	—	—	—
Compensation Actually Paid to CEO	$4,259,793	$4,277,957	$7,665,501	$16,264,685
Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date.
Column (d).
The dollar amounts reported under Average Summary Compensation Total for non-CEO
NEOs represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding any individual serving as the CEO for such year) in the “Total” column of the “Summary Compensation Table” for the respective years shown. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows:
2020: Wallace R. Cooney, Andrew S. Rosen, Nicole M. Maddrey, Denise M. Demeter

2021: Wallace R. Cooney, Andrew S. Rosen, Jacob M. Maas, Nicole M. Maddrey
2022: Wallace R. Cooney, Andrew S. Rosen, Jacob M. Maas, Nicole M. Maddrey
2023: Wallace R. Cooney, Andrew S. Rosen, Jacob M. Maas, Nicole M. Maddrey
Column (e).
Average “compensation actually paid” for the
non-CEO
NEOs in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned or paid to the non-CEO
NEOs during the applicable year. The adjustments in the table below were made to non-CEO
NEOs total compensation for each year to determine the compensation actually paid:

	Non-CEO NEO Averages
	2023	2022	2021	2020
Total Compensation as reported in Summary Compensation Table (SCT)	$2,684,386	$2,997,459	$2,438,194	$2,815,080
Less: Change in Pension Value and Non-Qualified Deferred Compensation Earnings reported in SCT	(383,147)	(5,709)	(53,904)	(1,063,996)
Plus: Pension value attributable to current year’s service cost and any change in pension value attributable to plan amendments made in the current year	165,774	221,244	219,571	215,268
Less: Fair value of Stock and Option Awards reported in SCT during fiscal year	(350,187)	(873,519)	(342,750)	(9,439)
Plus: Fair value of equity compensation granted in current year that are outstanding and unvested as of year-end	401,083	928,991	392,407	—
Plus: Fair value of equity compensation granted and vested in current year	—	—	—	106,699
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	1,210	688	2,363	(4,947)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	390,704	(14,836)	56,732	(107,031)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—	(127,430)
Dividends or other earnings paid on stock or option awards in the current fiscal year prior to the vesting date that are not otherwise included in the total compensation for the current fiscal year	—	—	—	—
Average Compensation Actually Paid to Non-CEO NEOs	$2,909,823	$3,254,318	$2,712,613	$1,824,204
Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Time-vested restricted stock award grant date fair values are calculated using the stock price as of date of grant. Adjustments to the restricted stock fair values have been made using the stock price as of year end and as of each date of vesting. The grant date fair value of Mr. Maas’ restricted stock unit award was estimated using a Monte Carlo simulation. An adjustment to Mr. Maas’ restricted stock unit award has been made using a Monte Carlo simulation as of year end 2023 and 2022 using the stock price as of the measurement date and updated assumptions (i.e., volatility, dividend yield, risk free rate) as of the measurement date.
Column (f).
The Total Shareholder Return (TSR) reflects the value as of each measurement
date (December 31, 2023, 2022, 2021 and 2020) of an initial investment of $100 on December 31, 2019 in the Company’s Class B Common Stock. For purposes of the TSR, it has been assumed that quarterly dividends were reinvested.
Column (g).
The Peer Group TSR reflects the value as of each measurement date (December 31, 2023, 2022, 2021 and 2020) of an initial investment of $100 on December 31, 2019 in a custom peer group index comprised of a composite group of education and television broadcasting companies weighted by market capitalization, which includes Adtalem Global Education Inc., Chegg, Inc., The E.W. Scripps Company, Grand Canyon Education Inc., Nexstar Media Group Inc., Gray Television Inc., New Oriental Education & Technology Group Inc., Pearson plc and Tegna Inc. For purposes of the Peer Group TSR it has been assumed that dividends were reinvested on a quarterly basis.
Column (h).
Reflects “Net Income” in the Company’s Consolidated Statements of Operations included in the Company’s Annual Reports on Form
10-K
for each of the years ended December 31, 2023, 2022, 2021 and 2020, respectively.
Column (i).
The Company’s selected measure is “Operating Income before Amortization and Impairments” reported as Income (Loss) from Operations before Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets in Note 19. Business Segments of the Company’s Financial Statements included in the Annual Reports on Form
10-K
for each of the years ended December 31, 2023, 2022, 2021 and 2020, respectively.

Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” in this Proxy Statement, the Company’s approach to executive compensation is designed to directly link pay to performance, attract, retain and motivate qualified, talented and diverse employees who are enthusiastic about the Company’s mission and culture, and reward executives for making decisions that will enhance long-term value of the Company. The most important financial and non-financial
measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s named executive officers for the most recently completed fiscal year to the Company’s performance are:
         Performance Measures
Operating Income before Amortization and Impairments
Diluted Earnings Per Share
Adjusted Operating Cash Flow
(non-GAAP
measure)
Compliance with Laws and Regulations (Kaplan)
Analysis of the Information Presented in the Pay versus Performance Table
The Company utilizes several performance measures to align executive compensation with performance; all of those measures are not presented in the Pay versus Performance table. However, the Company generally seeks to incentivize executives for making decisions that will enhance the long-term value of the Company, and therefore does not specifically align the Company’s performance measures with compensation actually paid for a particular year as computed in accordance with Item 402(v) of Regulation
S-K.
The Company is providing the following graphic descriptions of the relationships between information presented in the Pay versus Performance table.
“Compensation actually paid”, as required under Item 402(v) of Regulation
S-K,
reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end
stock prices and various accounting valuation assumptions, but does not necessarily reflect actual amounts paid out for those awards. “Compensation actually paid” generally fluctuates due to stock price achievement.
The graphical presentation below represents the cumulative total shareholder return (TSR) for the Company and custom peer group compared to “compensation actually paid” in accordance with Item 402(v) of Regulation
S-K.

The graphical presentation below represents the Company’s net income compared to “compensation actually paid” in accordance with Item 402(v) of Regulation
S-K.

The graphical presentation below represents the Company’s operating income before amortization and impairments compared to “compensation actually paid” in accordance with Item 402(v) of Regulation
S-K.

PENSION BENEFITS

The Pension Benefits Table includes information related to the Company’s funded and tax-qualified defined benefit plan, The Retirement Plan, as well as the associated unfunded and non-qualified supplemental executive retirement plan, the SERP. This information reflects the plan provisions in effect as of December 31, 2023. As noted in the Retirement Benefits section above, certain changes were made to the tax-qualified Retirement Plan effective as of January 1, 2024. The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and qualifying service. Such formulas are contained in individual affiliate benefits schedules, including the Graham Schedule, the Newsweek Schedule, the Kaplan Schedule and the Cash Balance Retirement Program (“CBRP”) and Secure Retirement Account (“SRA”) Schedules. Benefits under The Retirement Plan become vested after three years of service. All of the named executive officers are fully vested in their benefits under The Retirement Plan.

The SERP provides supplemental defined benefit retirement benefits that are calculated based on the formulas in The Retirement Plan, and includes in the calculation compensation from annual bonuses in the case of Mr. Rosen, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($330,000 in 2023) or (ii) the benefit limitation applicable to tax-qualified plans ($265,000 in 2023, commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in The Retirement Plan.

Retirement Plan Benefits Under the Graham Schedule

Mr. Cooney, Mr. Rosen and Ms. Maddrey are participants in the Graham Schedule. Benefits payable under the Graham Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) option equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (which was limited to up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

•

A temporary Pre-Age 65 supplement of $2,075 per month payable until age 65 to certain eligible employees retiring at or after age 55 with 10 years of vesting service. This reflects an amendment made in 2018 increasing the supplement by $1,825 for certain eligible employees as of September 1, 2018. Employees not eligible for the increased supplement receive the plan’s existing Pre-Age 65 supplement of $250 per month. The change in the Pre-Age 65 supplement was made to help offset changes to the Company’s retiree medical plan.

Vested benefits under The Retirement Plan are generally payable in the form of a single life annuity or lump-sum (which was adopted in 2018 to permit certain eligible employees commencing a benefit on or after January 1, 2019, to elect a single, lump-sum payment). In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The Graham Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with 10 years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90 (the “Rule of 90”), then there is no reduction for early payment.

Retirement Plan Benefits Under the Newsweek Schedule

A portion of Mr. Rosen’s pension benefit was earned under the Newsweek Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to 1.0% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150, multiplied by years of credited service (up to 30 years).

The Newsweek Schedule permits early retirement with full benefits at various combinations of age and service. Mr. Rosen became eligible for an unreduced early retirement benefit at age 60.

Retirement Plan Benefits Under the Kaplan CBRP Schedule

A portion of Mr. Rosen’s pension benefit is earned under the Kaplan CBRP Schedule. Under this Schedule, the employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the SRA Schedule

A portion of Mr. O’Shaughnessy’s, Mr. Cooney’s, Mr. Maas’, Mr. Rosen’s and Ms. Maddrey’s pension benefit is earned under the SRA Schedule. Under this Schedule, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 6.72% to 9.45% for Mr. Cooney and Ms. Maddrey, and 3.20% to 4.50% for Mr. O’Shaughnessy, Mr. Maas and Mr. Rosen, depending on years of service. In 2018, the plan was amended to provide an increase of 0.50% (before the multiplier) to each pay-credit tier effective January 1, 2019. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the Graham CBRP Schedule

A portion of Mr. O’Shaughnessy’s and Mr. Maas’ pension benefit is earned under the Graham CBRP Schedule. Under this Schedule, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP, closed to new participants since December 2015, provides benefits to certain eligible employees (including Mr. Rosen) under the formulas outlined above, including bonuses in addition to salary, in the case of Mr. Rosen without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under The Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in The Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date. Benefits provided under the SRA Schedule of The Retirement Plan are not covered by the SERP.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)(1)	Present Value of Accumulated Benefit ($) (d)(2)	Payments During Last FY ($) (e)
Timothy J. O’Shaughnessy	The Retirement Plan for Graham Holdings Company	9	162,742	—
	Total Pension Plan Benefits	9	162,742	—
Wallace R. Cooney	The Retirement Plan for Graham Holdings Company	22	1,417,473	—
	Total Pension Plan Benefits	22	1,417,473	—
Andrew S. Rosen	The Retirement Plan for Graham Holdings Company	37	657,743	—
	Graham Holdings Company Supplemental Executive Retirement Plan	37	25,187,561	—
	Total Pension Plan Benefits	37	25,845,304	—
Nicole M. Maddrey	The Retirement Plan for Graham Holdings Company	17	964,428	—
	Total Pension Plan Benefits	17	964,428	—
Jacob M. Maas	The Retirement Plan for Graham Holdings Company	8	145,626	—
	Total Pension Plan Benefits	8	145,626	—

1.

Data in this column represents the number of years of credited service earned by the named executive officer as of December 31, 2023. Mr. Rosen has prior service with Kaplan, Newsweek and Graham Holdings Company. All are included in this column.

2.

Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2023. The benefits valued for Mr. O’Shaughnessy and Mr. Maas include benefits under the SRA and CBRP Schedules. The benefits valued for Mr. Rosen include the Graham Schedule, Newsweek Schedule, Kaplan Schedule, SRA Schedule and SERP amounts. The value of Mr. Rosen’s accumulated benefits in this column are based on the assumption that he terminates and retires immediately at December 31, 2023. The benefits valued for Mr. Cooney and Ms. Maddrey include the Graham Schedule and SRA Schedule.

The assumptions used in determining the present value of accumulated benefits are the PRI-2012 Fully Generational Mortality Table for males and females, using Scale MP-2021 with a 90% white-collar and 10% blue-collar blend (100% white-collar for Nonqualified benefits) and a discount rate of 5.20% (5.10% for SERP) at December 31, 2023.

The benefits valued reflect service and earnings through December 31, 2023, and are valued as payable on the earliest date at which the SERP benefits are unreduced, or the earliest date at which The Retirement Plan benefits are unreduced if the named executive officer does not have a SERP benefit. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer. In addition, 50% of the benefits under the qualified Graham Schedule is valued as a lump-sum and 50% as an annuity payable for life. It is also assumed that benefits under the Cash Balance and Secure Retirement Account Schedules will be taken as a lump-sum with a 90% probability and an annuity with a 10% probability. The annuity was converted to a lump-sum value using the 2024 PPA combined unisex mortality for single-sum payments and interest rates of 5.45% for payments in the first five years, 5.52% for payments in years 5 through 20, and 5.43% for years thereafter.

NON-QUALIFIED DEFERRED COMPENSATION

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP, closed to new participants since December 2015, is a supplemental defined contribution plan benefit wherein the Company provides a matching contribution percentage up to 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits ($330,000 in 2023). The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan, closed to new and existing participants since December 2015, provided an opportunity for participants to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards made under the Legacy Plan. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination of service. Amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferrals made on or after January 1, 2014, amounts deferred under the Deferred Compensation Plan are payable no later than the first business day of the seventh month following the date of separation of service.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(4)
Timothy J. O’Shaughnessy	—	—	—	—	—
Wallace R. Cooney	—	—	—	—	—
Andrew S. Rosen	38,850	38,850	1,030,233	—	7,897,890
Jacob M. Maas	—	—	—	—	—
Nicole M. Maddrey	—	—	—	—	—

1.	The amount in this column represents a contribution by Mr. Rosen of $38,850 to the SERP. It is included in the Salary column of the Summary Compensation Table.

2.	The amount in this column represents a Company contribution of $38,850 to the SERP for Mr. Rosen. It is included in the All Other Compensation column of the Summary Compensation Table.

3.

Amounts in this column represent investment gains or losses to the SERP and to the Deferred Compensation Plan, based on Mr. Rosen’s investment elections as follows: $411,867 to the SERP and $618,366 to the Deferred Compensation Plan. These gains or losses are not included in the Summary Compensation Table; the gains or losses reflect market performance of investment indexes selected by Mr. Rosen.

4.

The amount in this column represents Mr. Rosen’s balances at December 31, 2023, for the SERP and the Deferred Compensation Plan as follows: $3,185,553 in the SERP and $4,712,337 in the Deferred Compensation Plan. An amount of $295,463 was reported as compensation in the Summary Compensation Table for years beginning 2019 (excluding 2023).

Potential Payments Upon Termination or Change in Control

General

The Company does not have any agreements with any of the named executive officers that provide payments in conjunction with a change in control. A description and quantification of the estimated dollar value of potential severance payments and other benefits that would be provided to the named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the named executive officer’s respective letter or employment agreements, option award agreements and other individual arrangements following a termination of their employment is described below, assuming, in accordance with the SEC regulations, all relevant events occurred on December 31, 2023. For purposes of the valuations below, the price of Class B Common Stock (to which all applicable equity awards relate) is assumed to be $696.52, which was the closing share price on December 29, 2023.

Upon a termination of employment, each of Messrs. O’Shaughnessy, Cooney, Rosen, Maas and Ms. Maddrey would be entitled to pension and, in the case of Mr. Rosen, deferred compensation and SERP benefits in accordance with the terms of each plan in which they participate, as described above in “Executive Compensation: Pension Benefits” and “Executive Compensation: Non-Qualified Deferred Compensation.”

In addition, in the case of a termination by the Company other than for cause, Mr. O’Shaughnessy would be entitled to accelerated vesting of the next tranche of options that is scheduled to vest following such termination. Assuming a termination of employment as of December 31, 2023, Mr. O’Shaughnessy would be entitled to accelerated vesting of 12,876 stock options (representing a value of $3,472,142 based on their exercise price of $426.86 per share), subject to his signing of a release of claims in favor of the Company that has become irrevocable.

In the case of a termination by the Company other than for cause, Mr. Rosen would be entitled to (1) accelerated vesting of a pro rata portion of his outstanding and unvested restricted stock, which, assuming a termination of employment as of December 31, 2023, would result in accelerated vesting of 543 shares of Company restricted stock (representing a value of

$378,210) and (2) a severance payment of $3,500,000, payable in a lump-sum on the 65th day following such termination in accordance with the terms of his employment agreement, in each case, as described above in “Executive Compensation: Employment Agreements and Severance Packages,” and subject to his signing a release of claims in favor of the Company that has become irrevocable.

Each of Messrs. O’Shaughnessy and Rosen are subject to restrictive covenants that apply following termination for any reason, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

Ratio of CEO Pay to Median Employee Pay

In the Company’s 2023 Proxy Statement, filed on March 23, 2023, the Company described the methodology it used to identify the median employee for 2022. In light of the fact that the Company’s pay demographics remain consistent with 2022, the Company determined that there have been no changes that would result in a significant impact to its pay ratio disclosure. Therefore, in accordance with SEC regulation, for purposes of calculating the pay ratio in this Proxy Statement the Company elected to use the same median employee that was used to determine the pay ratio in its 2023 Proxy Statement.

For 2023, the Company estimates that the ratio of CEO pay to median employee pay was 37:1. The median employee’s annual compensation in 2023 was $48,789. As reflected in the Summary Compensation Table, the 2023 annual total compensation of the Company’s CEO was $1,781,256. This ratio represents an estimate calculated in a manner consistent with SEC regulations.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on our website at https:// www.ghco.com/corporate-governance. Currently, there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis; Thomas S. Gayner, who serves as Chairman of the Audit Committee; and G. Richard Wagoner, Jr. Each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and Committee fees, (iii) is an employee of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

The Audit Committee has primary responsibility for assisting the Board in oversight of accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management; the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, performance and independence; the performance of the Company’s internal audit function; and the performance of the Company’s risk management, ethics and compliance programs.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its disclosure controls and procedures and system of internal control over financial reporting. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and the Company’s internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America, and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2023 financial statements with the Company’s management and matters related to the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

G. Richard Wagoner, Jr.

Policy for Preapproval of Audit and Permitted Non-audit Services

In 2023, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations. All audit fees, audit-related fees, tax fees and all other fees were preapproved by the Audit Committee.

The Audit Committee will not delegate to management responsibilities to preapprove services performed by the independent auditor. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee also believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The Audit Committee may grant preapproval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Chief Accounting Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

Auditor Fees

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $5,345,000 in 2023 and $5,231,000 in 2022, which fees were reviewed and approved by the Audit Committee.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $0 in 2023 and $36,000 in 2022, which fees were reviewed and approved by the Audit Committee. These fees were primarily for federal, multi-state and international tax consulting, as well as tax due diligence and transaction analysis.

All Other Fees

PricewaterhouseCoopers LLP’s fees for other services, including a finance and accounting research tool provided by PricewaterhouseCoopers LLP, were $76,100 in 2023 and $89,000 in 2022, which fees were reviewed and approved by the Audit Committee.

Transactions with Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham, the sister of Mr. Donald E. Graham and the mother of Katharine Weymouth, is employed as an Editor-at-Large of the Company’s publications and websites. In 2023, she received $300,000 in compensation. Mrs. Weymouth’s base salary for 2024 is $300,000.

The Audit Committee has adopted a written policy for approval of transactions between the Company and its related parties, including, Directors, Director nominees, executive officers, greater than 5% beneficial owners and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year and the related party has or will have a direct or indirect interest in the transaction. The policy provides that the Audit Committee review transactions subject to the policy and determine whether or not to approve or ratify these transactions.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2024. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2023 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of

Annual Meeting and

Proxy Statement

2024

MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 000001 ADD 2 received by 5:00 p.m., Eastern Daylight Time, ADD 3 on May 6, 2024. ADD 4 ADD 5 Online ADD 6 Go to www.envisionreports.com/GHC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card — Class B Common 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposal — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—Tony Allen 02—Danielle Conley 03—Christopher C. Davis Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 607955 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03YDHC

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 7, 2024. The Proxy Statement and the Annual Report to Shareholders are available at www.envisionreports.com/GHC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Graham Holdings Company Graham Holdings Company Class B Common Stock Annual Meeting of Shareholders – May 7, 2024 Proxy Solicited on behalf of the Board of Directors Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 7, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card — Class B Common qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposal — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—Tony Allen 02—Danielle Conley 03—Christopher C. Davis Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 607955 + 03YDIC

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 7, 2024. The Proxy Statement and the Annual Report to Shareholders are available at www.edocumentview.com/GHC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Graham Holdings Company Graham Holdings Company Class B Common Stock Annual Meeting of Shareholders – May 7, 2024 Proxy Solicited on behalf of the Board of Directors Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 7, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.)

MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 000001 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card — Class A Common qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors Recommends a vote FOR all nominees listed and FOR Proposal 2. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—Thomas S. Gayner 02—Donald E. Graham 03—Anne M. Mulcahy 04—Timothy J. O’Shaughnessy 05—G. Richard Wagoner, Jr. 06—Katharine Weymouth For Against Abstain 2. Advisory Vote to Approve 2023 Executive Compensation Awarded to Named Executive Officers Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 607955 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03YDGD

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 7, 2024. The Proxy Statement and the Annual Report to Shareholders are available at www.edocumentview.com/GHC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Graham Holdings Company Graham Holdings Company Class A Common Stock Annual Meeting of Shareholders – May 7, 2024 Proxy Solicited on behalf of the Board of Directors Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 7, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of the Board of Directors and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.)

MMMMMMMMMMMM MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. MR A SAMPLE Voting directions submitted by Internet or telephone must be DESIGNATION (IF ANY) received by 11:00 p.m., Eastern Daylight Time, on ADD 1 May 2, 2024 for participants in the 401(k) savings plans listed on ADD 2 000001 the reverse side of the proxy card with Graham Holdings Company ADD 3 ADD 4 common stock allocated to his or her savings plan account(s). MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/GHC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Voting Direction Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposal — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—Tony Allen 02—Danielle Conley 03—Christopher C. Davis B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1PCF 607955 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03YDKD

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Graham Holdings Company Proxy Voting Direction Card for 2024 Annual Meeting of Stockholders Vanguard Fiduciary Trust Company (Vanguard), as Trustee of the Savings Plan for Graham Holdings Company, the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees, and the 401(k) Savings Plan for GHC Affiliates (collectively, the “Plans”) is directed to vote the shares of Graham Holdings Company (Company) common stock allocated to my account(s) in the Plan(s) listed above in which I participate, at the Annual Meeting of Shareholders of the Company to be held on May 7, 2024, with respect to the election of directors and at any adjournments or postponements. Vanguard will vote in accordance with the directions indicated on this card. If no voting direction is received or if this proxy direction card is returned unsigned, the shares allocated to my account(s) will be voted by Vanguard in proportion to those shares allocated to accounts of participants for which timely directions were received, unless contrary to the Employee Retirement Income Security Act (ERISA). Plan Participants are requested to mark, date and sign this card and return it promptly in the enclosed envelope. Please note that for Plan Participants, voting direction must be received no later than 11:00 p.m. Eastern Daylight Time, on May 2, 2024, which is earlier than the time at which votes must be received for shares held outside of the Plans. To vote by Internet or telephone, see instructions on the reverse side. This proxy is solicited on behalf of the Company’s Board of Directors. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Plan Trustee will have authority to vote FOR the election of the Board of Directors. In their discretion, the Plan Trustee is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)